EXHIBIT 99.1
PetMed Express, Inc. Announces Appointment of Justin Mennen to Board of Directors

Veteran technology executive brings decades of experience leading digital transformations across large-scale global enterprises

DELRAY BEACH, Fla., May 20, 2024 (GLOBE NEWSWIRE) -- PetMed Express, Inc., parent company of PetMeds and PetCareRx, (Nasdaq: PETS) (the "Company") today announced the appointment of Justin Mennen to the Company’s Board of Directors (“the Board”), effective June 3, 2024. Mennen brings over 25 years of technology experience to the Company, including senior leadership roles at Rite Aid, CompuCom, Estée Lauder Companies and Dell Technologies.

“Justin’s vision and experience will be invaluable in advancing our digital initiatives and we are thrilled to have him join the Board,” said Leslie C. G. Campbell, Chairman of the Board. “He has a strong track record of technology leadership across multiple industries, including retail and digital pharmacies, along with deep expertise in e-commerce, enterprise technology and cybersecurity.”

Sandra Campos, President and CEO commented, “Justin brings an unwavering customer-centric philosophy that is seamlessly aligned with the culture at PetMeds plus PetCareRx. His strategic acumen and commitment to operational excellence and sound governance will be instrumental in re-energizing growth, profitability and driving shareholder value.”

“It’s an honor to join the Board during such a transformative period for the company,” said Mr. Mennen. “We are well-positioned in a rapidly growing industry, with robust brands and a loyal customer base. As a lifelong pet owner, I feel a deep personal connection to our mission, and I am excited to work alongside my fellow board members to innovate, broaden our reach, and make a meaningful difference in the lives of pets and their owners.”

About Justin Mennen

Mr. Mennen has had an extensive career in technology leadership, including his tenure as an executive officer at Rite Aid Corporation from January 2019 to July 2023. Serving as the EVP Chief Digital and Technology Officer, he led significant advancements in technology operations, digital commerce, customer and associate experience at Rite Aid, a leading drugstore chain with over $24 billion in annual revenues in fiscal 2022.

Before Rite Aid, Mr. Mennen was the Chief Digital Officer and Chief Information Officer at CompuCom Systems, Inc., where he spearheaded the company’s digital business unit and technology services organization. His earlier roles include Vice President of Enterprise Architecture and Technology Innovation at Estée Lauder Companies and Regional Chief Information Officer for Asia Pacific and Japan at Dell Technologies.

With over two decades of experience, Mr. Mennen is a veteran in leveraging technology to forge competitive business advantages, drive transformation, and enhance customer experiences. He holds a Bachelor of Science degree in Business Administration from the University of Kansas and is a respected speaker at global conferences and leadership events.

About PetMed Express, Inc.

Founded in 1996, PetMeds delivers pet medications, food, health services and other products direct to the consumer at PetMeds.com and PetCareRx.com and through its toll-free number (1-800-PetMeds). PetMeds aims to provide incredible care and services that are affordable to the broadest group of pet parents--because every pet deserves to live a long, happy, healthy life. For more information, please visit www.PetMeds.com. PetCareRx’s mission is to add love to the world by enhancing the lives of pets and pet parents by providing treats and toys, foods and vitamins, flea, tick and heartworm protection, and a vast range of prescription medications, all at a great value and with Internet convenience. For more information, please visit www.PetCareRx.com.

Investor Contact:
ICR, LLC
John Mills
(646) 277-1254

Reed Anderson
(646) 277-1260
investor@petmeds.com